AMENDMENT NO. 1 TO THE
INVESTMENT ADVISORY AGREEMENT

This Amendment No. 1 (this “Amendment”) is made as of June 7, 1999 by and between ADVISORS SERIES TRUST, a Delaware business trust (the “Trust”), on behalf of the following series of the Trust, Edgar Lomax Value Fund (the “Fund”) and The Edgar Lomax Company, a Delaware corporation (the “Advisor”).

RECITALS

WHEREAS, the Trust and the Advisor desire to amend the Investment Advisory Agreement made between them on September 26, 1997 (the “Amendment”) to conform with current guidance from the Securities and Exchange Commission Staff regarding the recapture of investment advisory fees waived and expenses reimbursed by the advisor to a fund.

WHEREAS, disinterested Trustees of the Trust and the full Board of Trustees have separately approved this Amendment in person at a regular quarterly meeting of the Board of Trustees on June 7, 1999.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuation consideration, the receipt and sufficiency of which is hereby acknowledged, he parties agree as follows:

1.             Amendment of Section 7(f)

Section 7(f) of the Agreement hereby amended and replaced in its entirety with:

“(f)            Any such reductions made by the Advisor in its fees or payment of expenses which are the Fund’s obligation are subject to reimbursement by the Fund to the Advisor, if so requested by the Advisor, in subsequent fiscal years if the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on Fund expenses.  The Advisor is permitted to be reimbursed only for fee reductions and expense payments made in the previous three fiscal years, but is permitted to look back five years and four years, respectively, during the initial six years and seventh year of the Fund’s operations.  Any such reimbursement is also contingent upon Board of Trustees review and approval at time the reimbursement is made.  Such reimbursement may not be paid prior to the Fund’s payment of current ordinary operating expenses.”

2.            No Other Modifications

Except as set forth in this Amendment, the Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all on the day and year first above written.

ADVISORS SERIES TRUST	THE EDGAR LOMAX COMPANY
on behalf of the
Edgar Lomax Value Fund

By: /s/ Robert H. Wadsworth	By: /s/ Phillip A. Titzer
Name: Robert H. Wadsworth	Name: Phillip A. Titzer
Title: Vice President	Title: Vice President of Investment Operations